Exhibit 99.1

Donaldson Reports Fiscal 2018 Third Quarter Earnings
Third quarter sales increased 15.1 percent, EPS grew 17.8 percent
Sales increased in both segments and across all major regions
Full-year sales and EPS now projected above midpoints of prior guidance ranges

MINNEAPOLIS (May 31, 2018) - Donaldson Company, Inc. (NYSE: DCI) today announced third quarter 2018 net earnings of $69.9 million, compared with net earnings of $60.1 million in the prior year. Third quarter GAAP earnings per share (“EPS”)1 increased 17.8 percent to $0.53 in 2018 from $0.45 in 2017.

“We are pleased to have delivered another quarter of strong sales growth in both segments, reflecting benefits from consistent execution of our strategic priorities combined with favorable market conditions,” said Tod Carpenter, chairman, president and chief executive officer. “Based on incremental strength across our company, particularly in our Engine first-fit and Industrial businesses, and continued momentum in many of our end markets, we now forecast full-year sales to increase about 15 percent and adjusted EPS to be up 17 to 19 percent.

“As we close the year, our strategic agenda is unchanged: invest in our customers, technology innovation, e-commerce and capacity expansion. Additionally, we are addressing the inflationary and demand-related pressures that have been affecting our margin. We made progress last quarter by implementing further cost-cutting initiatives and global price increases, and we view this work as ongoing. Our employees are showing tremendous commitment to enhancing our operating margin while executing our strategic priorities, and I am confident that their efforts position us well to deliver our financial and strategic targets this year and into the future.”

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1 All earnings per share figures refer to diluted earnings per share.

Third Quarter 2018 Performance

Third quarter 2018 sales increased 15.1 percent to $700.0 million from $608.2 million last year. The year-over-year increase includes benefits from currency translation and acquisitions completed in the prior year of approximately 5.7 percent and 1.4 percent, respectively.

Compared with the prior year, third quarter 2018 sales increased 16.4 percent in the Engine Products segment and 12.4 percent in the Industrial Products segment, or 11.3 percent and 5.4 percent, respectively, excluding the benefit from currency translation. The table below illustrates year-over-year performance with and without the impact from currency translation.

	Three Months Ended		Nine Months Ended
	April 30, 2018		April 30, 2018
	As Reported % Change	Constant Currency % Change	As Reported % Change	Constant Currency % Change

Engine Products segment
Off-Road	30.4%	22.5%	34.5%	28.9%
On-Road	46.3	40.8	40.6	37.5
Aftermarket	12.6	8.2	18.3	14.9
Aerospace and Defense	(10.9)	(15.1)	(3.5)	(6.7)
Total Engine Products segment	16.4%	11.3%	21.0%	17.2%

Industrial Products segment
Industrial Filtration Solutions	17.7%	10.6%	12.6%	7.8%
Gas Turbine Systems	2.9	(1.7)	7.7	4.4
Special Applications	3.3	(5.1)	6.1	0.6
Total Industrial Products segment	12.4%	5.4%	10.6%	5.8%

Total Company	15.1%	9.4%	17.4%	13.3%

Third quarter 2018 operating income rate declined slightly to 14.4 percent from 14.5 percent in 2017, reflecting lower gross margin that was partially offset by operating expense leverage. Gross margin declined 0.6 percentage points to 34.2 percent from 34.8 percent, reflecting negative impacts from higher raw materials and supply chain costs combined with an unfavorable mix of sales. Operating expense as a rate of sales (“expense rate”) improved 0.4 percentage points to 19.8 percent from 20.2 percent, reflecting leverage on increasing sales, partially offset by higher freight expense and salary expense, which included investments in headcount to support Donaldson’s strategic growth priorities.

Donaldson’s third quarter 2018 other income increased to $3.5 million from $0.6 million in 2017, with a lower loss on foreign exchange being the largest driver. Third quarter interest expense was $5.4 million in 2018, compared with $4.8 million in 2017. The Company’s third quarter 2018 effective income tax rate increased to 29.4 percent from 28.7 percent in 2017, reflecting an unfavorable mix of earnings across tax jurisdictions combined with provisional charges related to the Federal Tax Cuts and Jobs Act (“TCJA”),2 partially offset by a lower U.S. corporate tax rate and benefits from stock option activity.

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2 See the “Accounting Considerations” section of this release for more information.

During third quarter 2018, Donaldson repurchased 1.0 million shares, or 0.8 percent, of its common stock at an average price of $44.85 for a total investment of $44.9 million. Year to date, the Company has repurchased 2.3 million shares, or 1.8 percent, of its common stock at an average price of $46.18 for a total investment of $107.7 million. Donaldson paid dividends of $23.4 million in third quarter and $70.2 million year to date. Additionally, Donaldson made discretionary contributions to its U.S. pension plans of $35.0 million during third quarter.

Fiscal 2018 Outlook

Donaldson now expects fiscal 2018 adjusted EPS between $1.97 and $2.01,3 reflecting an increase of 2 cents when comparing the midpoints of the current and prior guidance ranges. Year-to-date charges related to provisional estimates of the impact from the TCJA result in fiscal 2018 GAAP EPS that is approximately $0.83 lower than adjusted EPS.

Donaldson expects full-year 2018 sales will increase about 15 percent, compared with prior forecast of 13 to 15 percent. The forecast includes benefits from currency translation and acquisitions completed in fiscal 2017 of approximately 3 percent and 1 percent, respectively.

Sales of Engine Products are expected to increase between 18 and 19 percent, compared with prior forecast of 17 to 19 percent. The full-year sales forecast reflects growth in On-Road, Off-Road and Aftermarket, partially offset by declining sales in Aerospace and Defense. Industrial Products sales are expected to increase between 8 and 9 percent, compared with prior forecast of 5 to 7 percent. The full-year sales forecast reflects growth in Industrial Filtration Solutions and Special Applications, partially offset by declining sales in Gas Turbine Systems.

Donaldson expects full-year 2018 operating margin between 13.8 and 14.2 percent, interest expense of approximately $21 million and other income of $1 million to $5 million. Excluding one-time charges related to the TCJA, Donaldson’s fiscal 2018 effective income tax rate is projected between 26.7 and 28.7 percent, compared with prior guidance of 26.5 to 28.5 percent. The full-year tax rate includes a partial-year benefit from the U.S. corporate tax rate reduction that is largely offset by foreign withholding tax and other matters related to the TCJA.

The Company expects fiscal 2018 capital expenditures of $100 million to $110 million and cash conversion between 60 and 75 percent, which excludes the impact from the TCJA and the pension contributions made during third quarter 2018. Donaldson plans to repurchase approximately 2 percent of its outstanding shares in fiscal 2018.

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3 Adjusted earnings per share is a non-GAAP financial measure that excludes the impact of certain matters not related to the Company’s ongoing operations.

Accounting Considerations

Based on provisional estimates of the impact from the TCJA, Donaldson recorded third quarter and year-to-date 2018 charges of $0.4 million and $110.1 million, respectively, primarily due to the repatriation of undistributed foreign earnings and re-measurement of net deferred tax assets.

During first quarter 2017, Donaldson recorded income of $6.8 million related to the settlement of claims against an escrow account that had been established with the Company’s acquisition of Northern Technical, L.L.C., which was completed in first quarter 2015. The income was recorded as other income in Donaldson’s first quarter 2017 consolidated statement of earnings and within the Industrial Products segment earnings.

These items were excluded from the calculation of adjusted EPS. The tables attached to this press release include a reconciliation of GAAP to non-GAAP measures.

Miscellaneous

The Company will webcast its third quarter 2018 earnings conference call today at 9:00 a.m. CDT. To listen to the webcast, visit the Events & Presentations section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will become available at approximately 12:00 p.m. CDT today.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, world economic and industrial market conditions; the Company's ability to maintain certain competitive advantages over competitors; pricing pressures; the Company's ability to protect and enforce its intellectual property rights; the Company's dependence on global operations; customer concentration in certain cyclical industries; commodity availability and pricing; the Company’s ability to develop new information technology systems and maintain and upgrade existing systems; information security and data breaches; foreign currency fluctuations; governmental laws and regulations; changes in tax laws, regulations and results of examinations; the Company's ability to attract and retain key personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of asset impairment; execution of restructuring plans; the Company's ability to maintain an effective system of internal control over financial reporting. These and other risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2017. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-Q.

About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with sales, manufacturing and distribution locations around the world. Donaldson’s innovative technologies are designed to solve complex filtration challenges and enhance customers’ equipment performance. For more information, visit www.Donaldson.com.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	April 30,			April 30,

	2018	2017	Change	2018	2017	Change

Net sales	$700.0	$608.2	15.1%	$2,009.5	$1,711.8	17.4%
Cost of sales	460.4	396.7	16.0	1,326.7	1,118.2	18.6
Gross profit	239.6	211.5	13.3	682.8	593.6	15.0
Operating expenses	138.7	123.0	12.7	409.6	359.3	14.0
Operating income	100.9	88.5	14.2	273.2	234.3	16.6
Interest expense	5.4	4.8	11.1	15.7	14.4	9.0
Other income, net	(3.5)	(0.6)	382.5	(2.6)	(10.4)	(75.1)
Earnings before income taxes	99.0	84.3	17.5	260.1	230.3	13.0
Income taxes	29.1	24.2	20.5	182.2	65.7	177.6
Net earnings	$69.9	$60.1	16.3%	$77.9	$164.6	(52.7)%

Weighted average shares – basic	130.1	132.5	(1.8)%	130.5	133.0	(1.8)%
Weighted average shares – diluted	131.9	134.1	(1.6)	132.5	134.4	(1.4)
Net earnings per share – basic	$0.54	$0.45	20.0	$0.60	$1.24	(51.6)
Net earnings per share – diluted	$0.53	$0.45	17.8%	$0.59	$1.23	(52.0)%

Cash dividends paid per share	$0.180	$0.175	2.9%	$0.540	$0.525	2.9%

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	April 30,	July 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$317.3	$308.4
Accounts receivable, net	530.6	497.7
Inventories, net	344.2	293.5
Prepaid expenses and other current assets	57.1	51.4
Total current assets	1,249.2	1,151.0
Property, plant and equipment, net	511.1	484.6
Goodwill	240.0	238.1
Intangible assets, net	37.1	40.6
Deferred income taxes	14.5	30.3
Other long-term assets	43.1	35.1
Total assets	$2,095.0	$1,979.7

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings	$4.1	$23.3
Current maturities of long-term debt	0.4	50.6
Trade accounts payable	201.5	194.0
Other current liabilities	191.7	216.2
Total current liabilities	397.7	484.1
Long-term debt	687.5	537.3
Deferred income taxes	5.0	3.6
Other long-term liabilities	168.4	100.2
Total liabilities	1,258.6	1,125.2

Total shareholders' equity	836.4	854.5
Total liabilities & shareholders' equity	$2,095.0	$1,979.7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	April 30,
	2018	2017
Operating Activities
Net earnings	$77.9	$164.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	57.4	55.8
Deferred income taxes	16.7	(2.0)
Stock-based compensation expense	13.3	7.5
Other, net	66.7	0.8
Changes in operating assets and liabilities, excluding effect of acquired businesses	(73.3)	4.1
Net cash provided by operating activities	158.7	230.8

Investing Activities
Net expenditures on property, plant and equipment	(73.1)	(41.2)
Acquisitions, net of cash acquired	0.8	(10.9)
Net cash used in investing activities	(72.3)	(52.1)

Financing Activities
Proceeds from long-term debt	165.0	—
Repayments of long-term debt	(65.3)	(0.7)
Change in short-term borrowings	(18.0)	41.4
Purchase of treasury stock	(107.7)	(110.4)
Dividends paid	(70.2)	(69.5)
Tax withholding for stock compensation transactions	(2.5)	(2.6)
Exercise of stock options	14.6	17.4
Net cash used in financing activities	(84.1)	(124.4)
Effect of exchange rate changes on cash	6.6	(1.6)
Increase in cash and cash equivalents	8.9	52.7
Cash and cash equivalents, beginning of year	308.4	243.2
Cash and cash equivalents, end of period	$317.3	$295.9

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2018	2017	2018	2017

Gross margin	34.2%	34.8%	34.0%	34.7%

Operating expenses rate	19.8%	20.2%	20.4%	21.0%

Operating income rate	14.4%	14.5%	13.6%	13.7%

Effective tax rate	29.4%	28.7%	70.1%	28.5%

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2018	2017	2018	2017
ADJUSTED RATES
Gross margin	34.2%	34.8%	34.0%	34.7%

Operating expenses rate	19.8%	20.2%	20.4%	21.0%

Operating income rate	14.4%	14.5%	13.6%	13.7%

Effective tax rate	29.0%	28.7%	27.7%	29.3%

Note: Rate analysis metrics are computed by dividing the applicable amount by net sales. Adjusted rates are non-GAAP measures; see Reconciliation of Non-GAAP Financial Measures schedule for additional information.

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended April 30,			Nine Months Ended April 30,
	2018	2017	Change	2018	2017	Change
NET SALES
Engine Products segment
Off-Road	$89.9	$68.9	30.4%	$243.8	$181.3	34.5%
On-Road	42.2	28.8	46.3	110.7	78.7	40.6
Aftermarket	315.1	279.8	12.6	927.7	784.1	18.3
Aerospace and Defense	25.1	28.1	(10.9)	74.6	77.3	(3.5)
Total Engine Products segment	$472.3	$405.6	16.4%	$1,356.8	$1,121.4	21.0%

Industrial Products segment
Industrial Filtration Solutions	$152.2	$129.3	17.7%	$431.8	$383.5	12.6%
Gas Turbine Systems	32.1	31.2	2.9	91.4	84.8	7.7
Special Applications	43.4	42.1	3.3	129.5	122.1	6.1
Total Industrial Products segment	$227.7	$202.6	12.4%	$652.7	$590.4	10.6%

Total Company	$700.0	$608.2	15.1%	$2,009.5	$1,711.8	17.4%

EARNINGS BEFORE INCOME TAXES
Engine Products segment	$67.8	$63.1	7.5%	$185.9	$157.2	18.3%
Industrial Products segment	34.8	31.9	9.1	97.0	94.5	2.7
Corporate and Unallocated	(3.6)	(10.7)	67.0	(22.8)	(21.4)	(6.3)
Total Company	$99.0	$84.3	17.5%	$260.1	$230.3	13.0%

EARNINGS BEFORE INCOME TAXES %
Engine Products segment	14.4%	15.6%	(1.2)	13.7%	14.0%	(0.3)
Industrial Products segment	15.3%	15.7%	(0.4)	14.9%	16.0%	(1.1)

Note: Percentage is calculated by dividing earnings before income taxes by sales.

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, AS REPORTED
(Unaudited)

	Three Months Ended April 30, 2018
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	30.4%	15.0%	38.8%	43.1%	57.2%
On-Road	46.3	33.2	20.0	90.9	18.5
Aftermarket	12.6	15.4	9.1	15.0	8.1
Aerospace and Defense	(10.9)	(22.6)	16.5	153.7
Total Engine Products segment	16.4%	12.7%	16.4%	29.1%	11.0%

Industrial Products segment
Industrial Filtration Solutions	17.7%	16.6%	16.6%	24.6%	11.1%
Gas Turbine Systems	2.9	(19.2)	7.0	114.8	(3.5)
Special Applications	3.3	2.4	3.3	4.4	(46.3)
Total Industrial Products segment	12.4%	7.0%	13.8%	19.0%	3.8%

Total Company	15.1%	11.1%	15.4%	24.7%	9.9%

	Nine Months Ended April 30, 2018
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	34.5%	23.0%	44.8%	38.3%	50.9%
On-Road	40.6	37.0	26.3	57.7	26.0
Aftermarket	18.3	19.6	17.9	23.1	9.6
Aerospace and Defense	(3.5)	(10.8)	15.2	(12.3)
Total Engine Products segment	21.0%	18.3%	23.6%	29.7%	12.1%

Industrial Products segment
Industrial Filtration Solutions	12.6%	10.1%	15.0%	16.0%	2.1%
Gas Turbine Systems	7.7	(3.7)	7.1	45.2	61.1
Special Applications	6.1	0.7	3.1	7.9	(17.3)
Total Industrial Products segment	10.6%	6.6%	12.5%	13.6%	7.3%

Total Company	17.4%	15.0%	19.1%	22.3%	11.4%

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, CONSTANT CURRENCY
(Unaudited)

	Three Months Ended April 30, 2018
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	22.5%	15.0%	20.3%	35.2%	59.6%
On-Road	40.8	33.2	3.6	79.2	21.7
Aftermarket	8.2	15.4	(5.5)	10.7	9.3
Aerospace and Defense	(15.1)	(22.6)	1.2	145.5
Total Engine Products segment	11.3%	12.7%	0.9%	23.3%	12.3%

Industrial Products segment
Industrial Filtration Solutions	10.6%	16.6%	1.9%	17.0%	12.2%
Gas Turbine Systems	(1.7)	(19.2)	(4.0)	101.6	(1.6)
Special Applications	(5.1)	2.4	(9.6)	(4.2)	(44.5)
Total Industrial Products segment	5.4%	7.0%	(0.2)%	10.5%	5.0%

Total Company	9.4%	11.1%	0.5%	17.8%	11.1%

	Nine Months Ended April 30, 2018
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	28.9%	23.0%	30.2%	35.0%	51.4%
On-Road	37.5	37.0	13.3	53.6	26.5
Aftermarket	14.9	19.6	6.1	20.3	9.7
Aerospace and Defense	(6.7)	(10.8)	4.0	(12.4)
Total Engine Products segment	17.2%	18.3%	11.2%	26.7%	12.2%

Industrial Products segment
Industrial Filtration Solutions	7.8%	10.1%	4.1%	12.2%	2.3%
Gas Turbine Systems	4.4	(3.7)	(0.4)	38.9	62.1
Special Applications	0.6	0.7	(6.2)	2.5	(16.4)
Total Industrial Products segment	5.8%	6.6%	2.3%	8.8%	7.6%

Total Company	13.3%	15.0%	7.6%	18.5%	11.5%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	April 30,			April 30,
	2018		2017	2018		2017

Net cash provided by operating activities	$48.9		$61.3	$158.7		$230.8
Net capital expenditures	(27.3)		(16.2)	(73.1)		(41.2)
Free cash flow	$21.6		$45.1	$85.6		$189.6

Net earnings	$69.9		$60.1	$77.9		$164.6
Income taxes	29.1		24.2	182.2		65.7
Interest expense	5.4		4.8	15.7		14.4
Depreciation and amortization	19.5		18.5	57.4		55.8
EBITDA	$123.9		$107.6	$333.2		$300.5

Net earnings	$69.9		$60.1	$77.9		$164.6
Tax expense for Federal Tax Cuts and Jobs Act	0.4	(a)	—	110.1	(a)	—
Settlement, net of tax	—		—	—		(6.8)	(a)
Adjusted net earnings	$70.3		$60.1	$188.0		$157.8

Diluted EPS	$0.53		$0.45	$0.59		$1.23
Tax expense for Federal Tax Cuts and Jobs Act	—		—	0.83	(a)	—
Settlement per share	—		—	—		(0.05)	(a)
Adjusted diluted EPS	$0.53		$0.45	$1.42		$1.18

(a) See the “Accounting Considerations” section of this press release for additional information.

Although free cash flow, EBITDA, adjusted net earnings, adjusted diluted EPS and adjusted effective tax rate are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The Company evaluates its results of operations both on an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. The adjusted basis presentation excludes the impact of certain matters not related to the Company's ongoing operations. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.